Exhibit 99.1

FOR IMMEDIATE RELEASE

Wynn Macau, Limited announces appointment of Gamal Aziz as President

January 7, 2014, Las Vegas, Nevada – The Board of Directors of Wynn Macau, Ltd, a subsidiary of Wynn Resorts, announced the appointment today of Gamal Aziz as President. Mr. Aziz assumed the position at Wynn Macau, Ltd, formerly held by Stephen Wynn, who will continue as Chief Executive Officer and Chairman of the Board of the Company. Mr. Aziz will report to Mr. Wynn.

Mr. Aziz returned to work with Mr. Wynn in January of last year, after serving as President and Chief Executive Officer of MGM Hospitality, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to MGM Hospitality, Mr. Aziz served as President and COO of the MGM Grand. Prior to his service at MGM Grand, Mr. Aziz served as Senior Vice President at Bellagio.

About Wynn Resorts:

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com). Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 32 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 94,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn Macau is a destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 275,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

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Media Contact:

Michael Weaver

702.770.7501

michael.weaver@wynnlasvegas.com

Deanna Pettit-Irestone

702.770.2121

deanna.irestone@wynnlasvegas.com